Exhibit 99.1

NASDAQ REPORTS RECORD QUARTERLY EARNINGS;

ANNOUNCES 19% INCREASE IN QUARTERLY DIVIDEND

•	Net revenues[1] were $583 million in the first quarter of 2017, an increase of 9% compared to the first quarter of 2016. Subscription and recurring revenues[2] in the first quarter of 2017 represented 75% of total net revenues.
•	First quarter 2017 GAAP diluted EPS was $0.99, while non-GAAP diluted EPS was $1.10[3]. Compared to the first quarter of 2016, GAAP diluted EPS increased $0.21, or 27%, while non-GAAP diluted EPS increased $0.19, or 21%.
•	Revenues in non-trading segments[4] in the first quarter of 2017 increased 10% compared to the first quarter of 2016, including organic growth of 5%. Market Technology organic revenue growth was 18% from the prior year period.
•	As of March 31, 2017, the company achieved $50 million in annualized run-rate cost synergies out of a targeted $60 million expected within eighteen months of the respective 2016 acquisition closing dates.
•	Nasdaq announced a 19% increase in the quarterly dividend to $0.38, and in the first quarter of 2017 repurchased $156 million of its common stock. Dividends and buybacks totaled $209 million during the first quarter of 2017.

New York, N.Y.—Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the first quarter of 2017. First quarter net revenues were $583 million, up $49 million or 9% from $534 million in the prior year period. The first quarter increase in net revenues included a $50 million positive impact from acquisitions and $15 million, or 5%, organic growth in non-trading segments, partially offset by a $12 million organic decline in Market Services net revenues driven by lower industry trading volumes, as well as an overall $4 million impact from unfavorable changes in foreign exchange rates.

“I’m pleased Nasdaq was able to set new highs in terms of operating income and EPS, and deliver continued strong organic revenue growth across the non-transactional businesses, despite a challenging trading volume environment,” said Adena T. Friedman, President and CEO, Nasdaq. “Importantly, we are seeing growth in areas where we’ve invested materially to innovate for the benefit of our clients, bringing them new or enhanced capabilities and efficiencies, in particular in the Market Technology, Information Services and Corporate Solutions businesses.”

Ms. Friedman continued, “We have made significant early progress towards our 2017 execution priorities. We have improved our competitive position, as evidenced by higher market share in several key trading markets, progressed on our acquisition integrations, and continued our efforts to commercialize key disruptive technologies, as illustrated by early sales success of the Nasdaq Financial Framework, our next generation Market Technology offering.”

GAAP operating expenses were $335 million in the first quarter of 2017, up $20 million from $315 million in the first quarter of 2016. The increase primarily reflects incremental operating expenses from the acquisitions closed in 2016.

Non-GAAP operating expenses were $306 million in the first quarter of 2017, up $26 million from $280 million in the first quarter of 2016. This increase reflects $22 million of incremental operating expenses from the acquisitions closed in 2016 as well as $7 million due to organic growth, partially offset by a $3 million favorable impact from foreign exchange rate changes.

“We are making significant progress executing against our acquisition integration plans, and we remain on pace to hit our synergy target of $60 million by the end of 2017,” said Michael Ptasznik, Executive Vice President and Chief Financial Officer, Nasdaq.

[1]	Represents revenues less transaction-based expenses.
[2]	Represents revenues from our Corporate Services, Information Services and Market Technology segments, as well as our Trade Management Services business.
[3]	Refer to our reconciliations of U.S. GAAP to non-GAAP net income (loss), diluted earnings (loss) per share, operating income and operating expenses, and total variance impact analysis included in the attached schedules.
[4]	Represents revenues from our Corporate Services, Information Services and Market Technology segments.

Mr. Ptasznik continued, “We are continuing Nasdaq’s strong track record on capital returns to shareholders with the announced 19% increase in our quarterly dividend and material first quarter share repurchases, the latter expected to largely offset the dilutive impact of equity-based compensation and other commitments in 2017.”

On a GAAP basis, net income attributable to Nasdaq for the first quarter of 2017 was $169 million, or $0.99 per diluted share, compared with net income of $132 million, or $0.78 per diluted share, in the first quarter of 2016.

On a non-GAAP basis, net income attributable to Nasdaq for the first quarter of 2017 was $187 million, or $1.10 per diluted share, compared with $153 million, or $0.91 per diluted share, in the first quarter of 2016.

As discussed on our prior quarterly call, both GAAP and non-GAAP net income and EPS comparisons to the prior year period benefited from the 2017 adoption of ASU 2016-091, which in the first quarter of 2017 reduced the effective tax rate on our income statement, adding $0.13 to diluted EPS for the first quarter of 2017. Cash tax payments were not affected by the change.

During the first quarter of 2017, the company repurchased 2.2 million shares of common stock for a total cost of $156 million. As of March 31, 2017, there was $273 million remaining under the board authorized share repurchase program.

At March 31, 2017, the company had cash and cash equivalents of $386 million and total debt of $3,621 million, resulting in net debt of $3,235 million. This compares to net debt of $3,200 million at December 31, 2016.

DEBT RESTRUCTURING—Nasdaq announced it will redeem all of its outstanding 5.25% senior notes maturing January 2018 on May 26, 2017. The notes will be redeemed using a combination of cash on hand and proceeds from the sale of commercial paper issued through Nasdaq’s newly established commercial paper program. Additionally, the company entered into an agreement for a $1 billion five-year revolving credit facility, which replaces its existing $750 million revolving credit facility. Nasdaq intends to use funds available under the revolving credit facility for general corporate purposes and to provide liquidity support for the repayment of commercial paper issued through its commercial paper program.

2017 EXPENSE GUIDANCE2—The company is lowering its 2017 non-GAAP operating expense guidance to $1,260 to $1,300 million, versus prior 2017 guidance of $1,260 to $1,310 million.

BUSINESS HIGHLIGHTS

Market Services (37% of total net revenues)—Net revenues were $218 million in the first quarter of 2017, up $17 million when compared to the first quarter of 2016.

Equity Derivatives (12% of total net revenues)—Net equity derivative trading and clearing revenues were $68 million in the first quarter of 2017, up $20 million compared to the first quarter of 2016. The increase is primarily due to the inclusion of revenues from the acquisition of ISE in June 2016.

Cash Equities (10% of total net revenues)—Net cash equity trading revenues were $61 million in the first quarter of 2017, down $9 million from the first quarter of 2016. This decrease primarily reflects lower industry trading volumes, partially offset by the inclusion of net revenues associated with the acquisition of Nasdaq CXC in February 2016.

Fixed Income and Commodities Trading and Clearing (3% of total net revenues)—Net fixed income and commodities trading and clearing (FICC) revenues were $19 million in the first quarter of 2017, down $1 million from the first quarter of 2016.

Trade Management Services (12% of total net revenues)—Trade management services revenues were $70 million in the first quarter of 2017, up $7 million compared to the first quarter of 2016, due to the inclusion of revenue from the acquisition of ISE and an increase in customer demand for network connectivity.

[1]	In the first quarter of 2017, we adopted new accounting guidance which requires us to recognize the tax effect related to the vesting of share-based awards in income tax expense in the statements of income rather than in equity.
[2]	U.S. GAAP operating expense guidance is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

Corporate Services (27% of total net revenues)—Revenues were $160 million in the first quarter of 2017, up $17 million compared to the first quarter of 2016.

Corporate Solutions (16% of total net revenues)—Corporate solutions revenues were $95 million in the first quarter of 2017, up $18 million from the first quarter of 2016. The increase was due to the inclusion of $16 million of revenues from the Marketwired and Boardvantage acquisitions and $2 million of organic revenue growth, primarily in public and investor relations.

Listing Services (11% of total net revenues)—Listing services revenues were $65 million in the first quarter of 2017, down $1 million from the first quarter of 2016. The revenue decrease was primarily due to a $1 million negative impact from foreign exchange rate changes.

Information Services (24% of total net revenues)—Revenues were $138 million in the first quarter of 2017, up $5 million from the first quarter of 2016.

Data Products (19% of total net revenues)—Data products revenues were $108 million in the first quarter of 2017, up $3 million compared to the first quarter of 2016 primarily due to growth in proprietary data products revenues and the inclusion of revenues from the acquisition of ISE.

Index Licensing and Services (5% of total net revenues)—Index licensing and services revenues were $30 million in the first quarter of 2017, up $2 million from the first quarter of 2016. The revenue increase is due to the inclusion of revenues from the ISE acquisition and higher assets under management in exchange traded products linked to Nasdaq indexes, partially offset by lower revenue from derivative products licensing Nasdaq indexes due to lower trading volumes.

Market Technology (12% of total net revenues)—Revenues were $67 million in the first quarter of 2017, up $10 million from the first quarter of 2016. The increase primarily reflects organic revenue growth during the period from software licensing and support, surveillance, and BWise advisory. New order intake totaled $47 million in the first quarter of 2017, up $25 million from the first quarter of 2016, while total order value was $777 million at March 31, 2017, down 1% from March 31, 2016.

CORPORATE HIGHLIGHTS

•	Market Services achieves market share increases in U.S. equities, U.S. options, and Nordic equities in the first quarter of 2017. Nasdaq achieved sequential market share gains in the first quarter of 2017 compared to the fourth quarter of 2016 in its largest trading businesses, including U.S. options, U.S. equities, and Nordic equities. Nasdaq’s U.S. options market share increased to 42.5% in the first quarter of 2017 versus 39.2% in the fourth quarter of 2016[1]. U.S. equities market share improved to 17.6% in the first quarter of 2017 versus 17.2% in the fourth quarter of 2016[2], while Nordic equities market share increased to 66.8% in the first quarter of 2017 versus 65.1% in the fourth quarter of 2016.

•	Market Technology order intake totaled $47 million in the first quarter of 2017. Order intake of $47 million in the first quarter of 2017 included extending and expanding relationships across multiple clients. Nasdaq announced that Hong Kong Exchange and Clearing Limited (HKEX) will upgrade infrastructure of its main derivatives market across trading, clearing, and real-time risk management. Another notable contract win came with NEX Group, which is incorporating SMARTS Market Surveillance into its leading foreign exchange platform.

•	The Nasdaq Stock Market led U.S. exchanges for IPOs. In the U.S. market, The Nasdaq Stock Market welcomed 42 new listings during the first quarter of 2017, 17 of which were IPOs including Presidio, Hamilton Lane, and Laureate Education. During the first quarter, The Nasdaq Stock Market won 52% of IPO listings, and 67% over the twelve months ending March 31, 2017. The Nasdaq Stock Market also announced 7 new ETP listings in the first quarter of 2017, bringing total ETP listings on The Nasdaq Stock Market to 332 at March 31, 2017, representing a 38% increase versus the first quarter of 2016.

•	Nasdaq saw strong growth and record ETP assets under management tracking Nasdaq indexes. Overall assets under management (AUM) in ETPs benchmarked to Nasdaq’s proprietary index families increased 31% to a record $138 billion as of March 31, 2017 compared to March 31, 2016, including $59 billion, or 42%, tracking smart beta indexes. Also as of March 31, 2017, the number of ETPs tracking Nasdaq-licensed indexes rose to 306, an increase of 35%, compared to 226 at March 31, 2016.

•	Nasdaq Private Market completes first auction based transaction in partnership interests and expands into alternative investment fund liquidity. Nasdaq Private Market (NPM) announced the launch of NPM Alternatives, a new business line designed to address the challenge of liquidity in alternative investment funds. NPM Alternatives will bring together participants including fund managers, financial advisors, investors and secondary liquidity providers to facilitate regular, auction-based liquidity events for alternative investment funds. NPM will initially support secondary liquidity for private equity feeder funds as well as funds registered under the Investment Company Act of 1940 and plans to accommodate a variety of fund vehicles over time.

•	NFX growth continues Nasdaq’s commodities expansion. NFX, a U.S.-based derivatives market for key energy benchmarks, continues to expand. In April 2017, open interest in NFX products reached a daily peak of 2.3 million contracts across key product segments including natural gas and power options and futures, up from a daily peak of 800 thousand contracts in April 2016. During the first quarter of 2017, average daily volume (ADV) was 213,000 contracts, an increase of 184% from 75,000 contracts per day in the first quarter of 2016. Since its July 2015 inception, 145 firms have traded on NFX.

[1]	For the first quarter of 2017, the combined matched market share consisted of 17.1% at Nasdaq PHLX, 9.5% at The Nasdaq Options Market, 0.7% at Nasdaq BX, 9.5% at Nasdaq ISE, 5.6% at Nasdaq GEMX and 0.1% at Nasdaq MRX. For the fourth quarter of 2016, the combined matched market share consisted of 15.7% at Nasdaq PHLX, 8.6% at The Nasdaq Options Market, 0.7% at Nasdaq BX, 11.2% at Nasdaq ISE, 2.8% at Nasdaq GEMX and 0.2% at Nasdaq MRX.
[2]	For the first quarter of 2017, the combined matched market share consisted of 14.0% at The Nasdaq Stock Market, 2.7% at Nasdaq BX and 0.9% at Nasdaq PSX. For the fourth quarter of 2016, the combined matched market share consisted of 13.6% at The Nasdaq Stock Market, 2.6% at Nasdaq BX and 1.0% at Nasdaq PSX

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 89 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to 3,800 total listings with a market value of $11.0 trillion. To learn more, visit: nasdaq.com/ambition or business.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items, such as those described below, that have less bearing on our ongoing operating performance.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of Nasdaq. Management does not consider intangible asset amortization expense for the purpose of evaluating the performance of our business or its managers or when making decisions to allocate resources. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with a more useful representation of our businesses’ ongoing activity in each period.

Restructuring charges: Restructuring charges are associated with our 2015 restructuring plan to improve performance, cut costs and reduce spending and as of March 31, 2016 are primarily related to (i) severance and other termination benefits, (ii) asset impairment charges, and (iii) other charges. We exclude these restructuring costs because these costs do not reflect future operating expenses and do not contribute to a meaningful evaluation of Nasdaq’s ongoing operating performance or comparison of Nasdaq’s performance between periods.

Merger and strategic initiatives expense: We have pursued various strategic initiatives and completed a number of acquisitions in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

Asset impairment charges: Intangible assets that have indefinite lives are reviewed for impairment at least annually, or when indicators of impairment are present. For the quarter ended December 31, 2016, we recorded a pre-tax, non-cash asset impairment charge of $578 million related to the eSpeed trade name. The impairment charge was the result of a decline in operating performance and the rebranding of the trade name due to a strategic change in the direction of our Fixed Income business.

Other significant items: We have excluded certain other charges or gains that are the result of other non-comparable events to measure operating performance. For 2016, other significant items primarily included accelerated expense due to the retirement of the company’s former CEO for equity awards previously granted, a regulatory fine received by our exchange in Stockholm and Nasdaq Clearing, a sublease loss reserve on space we currently occupy due to excess capacity, and the impact of the write-off of an equity method investment, partially offset by a gain resulting from the sale of a percentage of a separate equity method investment.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital return initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations. These disclosures will be included on Nasdaq’s website under “Investor Relations.”

MEDIA RELATIONS CONTACT: Allan Schoenberg +1.212.231.5534 allan.schoenberg@nasdaq.com	INVESTOR RELATIONS CONTACT: Ed Ditmire, CFA +1.212.401.8737 ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income (Loss)

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Revenues:
Market Services	$606	$594	$572
Transaction-based expenses:
Transaction rebates	(301)	(286)	(283)
Brokerage, clearance and exchange fees	(87)	(88)	(88)

Total Market Services revenues less transaction-based expenses	218	220	201

Corporate Services	160	167	143
Information Services	138	135	133
Market Technology	67	77	57

Revenues less transaction-based expenses	583	599	534

Operating Expenses:
Compensation and benefits	161	180	152
Professional and contract services	36	43	35
Computer operations and data communications	30	31	25
Occupancy	23	24	20
General, administrative and other	19	22	14
Marketing and advertising	7	7	6
Depreciation and amortization	45	45	38
Regulatory	8	14	7
Merger and strategic initiatives	6	20	9
Restructuring charges	—	—	9

Total operating expenses	335	386	315

Operating income	248	213	219

Interest income	2	1	1
Interest expense	(37)	(37)	(28)
Asset impairment charges	—	(578)	—
Other investment income	—	—	1
Net income (loss) from unconsolidated investees	4	(3)	2

Income (loss) before income taxes	217	(404)	195
Income tax provision (benefit)	48	(180)	63

Net income (loss) attributable to Nasdaq	$169	$(224)	$132

Per share information:
Basic earnings (loss) per share	$1.02	$(1.35)	$0.80

Diluted earnings (loss) per share	$0.99	$(1.35)	$0.78

Cash dividends declared per common share	$0.32	$0.32	$0.57

Weighted-average common shares outstanding for earnings (loss) per share:
Basic	166.5	165.8	164.3
Diluted (1)	170.2	165.8	168.4

(1)	Due to the net loss for the quarter ended December 31, 2016, the diluted earnings (loss) per share calculation excludes 5.7 million of employee stock awards as they were antidilutive.

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$191	$173	$101
Transaction-based expenses:
Transaction rebates	(113)	(97)	(48)
Brokerage, clearance and exchange fees	(10)	(8)	(5)

Total net equity derivative trading and clearing revenues	68	68	48
Cash Equity Trading Revenues	320	326	382
Transaction-based expenses:
Transaction rebates	(183)	(185)	(230)
Brokerage, clearance and exchange fees	(76)	(79)	(82)

Total net cash equity trading revenues	61	62	70
Fixed Income and Commodities Trading and Clearing Revenues	25	25	26
Transaction-based expenses:
Transaction rebates	(5)	(4)	(5)
Brokerage, clearance and exchange fees	(1)	(1)	(1)

Total net fixed income and commodities trading and clearing revenues	19	20	20
Trade Management Services Revenues	70	70	63

Total Net Market Services revenues	218	220	201

CORPORATE SERVICES REVENUES
Corporate Solutions revenues	95	98	77
Listings Services revenues	65	69	66

Total Corporate Services revenues	160	167	143

INFORMATION SERVICES REVENUES
Data Products revenues	108	105	105
Index Licensing and Services revenues	30	30	28

Total Information Services revenues	138	135	133

MARKET TECHNOLOGY REVENUES	67	77	57

Revenues less transaction-based expenses	$583	$599	$534

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$386	$403
Restricted cash	78	15
Financial investments, at fair value	220	245
Receivables, net	467	429
Default funds and margin deposits	3,633	3,301
Other current assets	163	167

Total current assets	4,947	4,560
Property and equipment, net	376	362
Deferred tax assets	617	717
Goodwill	6,070	6,027
Intangible assets, net	2,082	2,094
Other non-current assets	398	390

Total assets	$14,490	$14,150

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$187	$175
Section 31 fees payable to SEC	81	108
Accrued personnel costs	110	207
Deferred revenue	322	162
Other current liabilities	174	129
Default funds and margin deposits	3,633	3,301
Current portion of debt obligations	379	—

Total current liabilities	4,886	4,082
Debt obligations	3,242	3,603
Deferred tax liabilities	702	720
Non-current deferred revenue	164	171
Other non-current liabilities	144	144

Total liabilities	9,138	8,720

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	2,963	3,104
Common stock in treasury, at cost	(221)	(176)
Accumulated other comprehensive loss	(987)	(979)
Retained earnings	3,595	3,479

Total Nasdaq stockholders’ equity	5,352	5,430

Total liabilities and equity	$14,490	$14,150

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income (Loss), Diluted Earnings (Loss) Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
U.S. GAAP net income (loss) attributable to Nasdaq	$169	$(224)	$132
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	23	23	17
Merger and strategic initiatives (2)	6	20	9
Restructuring charges (3)	—	—	9
Asset impairment charges (4)	—	578	—
Regulatory matter (5)	—	6	—
Executive compensation (6)	—	12	—
Sublease loss reserve (7)	—	1	—
Other (8)	—	6	—

Total non-GAAP adjustments	29	646	35
Non-GAAP adjustment to the income tax provision (9)	(11)	(261)	(14)

Total non-GAAP adjustments, net of tax	18	385	21
Non-GAAP net income attributable to Nasdaq	$187	$161	$153

U.S. GAAP diluted earnings (loss) per share	$0.99	$(1.35)	$0.78
Adjustment to GAAP loss per share to include fully diluted weighted average shares	—	0.03	—
Total adjustments from non-GAAP net income above	0.11	2.27	0.13

Non-GAAP diluted earnings per share	$1.10	$0.95	$0.91

Weighted-average diluted common shares outstanding for earnings (loss) per share:	170.2	169.3	168.4

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	For the three months ended March 31, 2017 and December 31, 2016, merger and strategic initiatives expense primarily related to our acquisitions of International Securities Exchange, or ISE, and Boardvantage, Inc and other strategic initiatives. For the three months ended March 31, 2016, merger and strategic initiatives expense primarily related to our acquisitions of Nasdaq CXC and Marketwired L.P. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(3)	Restructuring charges for the three months ended March 31, 2016 are associated with our 2015 restructuring plan to improve performance, cut costs, and reduce spending and are primarily related to severance and other termination benefits, asset impairment charges and other charges. In June 2016, we completed our 2015 restructuring plan. Refer to the non-GAAP information section of the earnings release for further discussion of why we consider restructuring charges to be a non-GAAP adjustment.
(4)	For the three months ended December 31, 2016, we recorded a pre-tax, non-cash intangible asset impairment charge of $578 million related to the full write-off of the eSpeed trade name. The impairment charge was the result of a decline in operating performance and the rebranding of our Fixed Income business. Refer to the non-GAAP information section of the earnings release for further discussion of why we consider asset impairment charges to be a non-GAAP adjustment.
(5)	In December 2016, we were issued a $6 million fine by the Swedish Financial Supervisory Authority, or SFSA, as a result of findings in connection with its investigations of cybersecurity processes at our Nordic exchanges and clearinghouse. The SFSA’s conclusions related to governance issues rather than systems and platform security. We have appealed the SFSA’s decision, including the amount of the fine. This charge is included in regulatory expense in the Condensed Consolidated Statements of Income (Loss) for the three months ended December 31, 2016.
(6)	For the three months ended December 31, 2016, we recorded $12 million in accelerated expense due to the retirement of the company’s former CEO for equity awards previously granted.
(7)	For the three months ended December 31, 2016, we established a sublease loss reserve on space we currently occupy due to excess capacity.
(8)	Other charges primarily include the impact of the write-off of an equity method investment, partially offset by a gain resulting from the sale of a percentage of a separate equity method investment. We recorded the net loss in net income (loss) from unconsolidated investees in the Condensed Consolidated Statements of Income (Loss) for the three months ended December 31, 2016.
(9)	The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income (Loss), Diluted Earnings (Loss) Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
U.S. GAAP operating income	$248	$213	$219
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	23	23	17
Merger and strategic initiatives (2)	6	20	9
Restructuring charges (3)	—	—	9
Regulatory matter (4)	—	6	—
Executive compensation (5)	—	12	—
Sublease loss reserve (6)	—	1	—

Total non-GAAP adjustments	29	62	35

Non-GAAP operating income	$277	$275	$254

Revenues less transaction-based expenses	$583	$599	$534
U.S. GAAP operating margin (7)	43%	36%	41%
Non-GAAP operating margin (8)	48%	46%	48%

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	For the three months ended March 31, 2017 and December 31, 2016, merger and strategic initiatives expense primarily related to our acquisitions of ISE and Boardvantage, Inc and other strategic initiatives. For the three months ended March 31, 2016, merger and strategic initiatives expense primarily related to our acquisitions of Nasdaq CXC and Marketwired L.P. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(3)	Restructuring charges for the three months ended March 31, 2016 are associated with our 2015 restructuring plan to improve performance, cut costs, and reduce spending and are primarily related to severance and other termination benefits, asset impairment charges and other charges. In June 2016, we completed our 2015 restructuring plan. Refer to the non-GAAP information section of the earnings release for further discussion of why we consider restructuring charges to be a non-GAAP adjustment.
(4)	In December 2016, we were issued a $6 million fine by the SFSA as a result of findings in connection with its investigations of cybersecurity processes at our Nordic exchanges and clearinghouse. The SFSA’s conclusions related to governance issues rather than systems and platform security. We have appealed the SFSA’s decision, including the amount of the fine. This charge is included in regulatory expense in the Condensed Consolidated Statements of Income (Loss) for the three months ended December 31, 2016.
(5)	For the three months ended December 31, 2016, we recorded $12 million in accelerated expense due to the retirement of the company’s former CEO for equity awards previously granted.
(6)	For the three months ended December 31, 2016, we established a sublease loss reserve on space we currently occupy due to excess capacity.
(7)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by total revenues less transaction-based expenses.
(8)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income (Loss), Diluted Earnings (Loss) Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
U.S. GAAP operating expenses	$335	$386	$315
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(23)	(23)	(17)
Merger and strategic initiatives (2)	(6)	(20)	(9)
Restructuring charges (3)	—	—	(9)
Regulatory matters (4)	—	(6)	—
Executive compensation (5)	—	(12)	—
Sublease loss reserve (6)	—	(1)	—

Total non-GAAP adjustments	(29)	(62)	(35)

Non-GAAP operating expenses	$306	$324	$280

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	For the three months ended March 31, 2017 and December 31, 2016, merger and strategic initiatives expense primarily related to our acquisitions of ISE and Boardvantage, Inc and other strategic initiatives. For the three months ended March 31, 2016, merger and strategic initiatives expense primarily related to our acquisitions of Nasdaq CXC and Marketwired L.P. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(3)	Restructuring charges for the three months ended March 31, 2016 are associated with our 2015 restructuring plan to improve performance, cut costs, and reduce spending and are primarily related to severance and other termination benefits, asset impairment charges and other charges. In June 2016, we completed our 2015 restructuring plan. Refer to the non-GAAP information section of the earnings release for further discussion of why we consider restructuring charges to be a non-GAAP adjustment.
(4)	In December 2016, we were issued a $6 million fine by the SFSA as a result of findings in connection with its investigations of cybersecurity processes at our Nordic exchanges and clearinghouse. The SFSA’s conclusions related to governance issues rather than systems and platform security. We have appealed the SFSA’s decision, including the amount of the fine. This charge is included in regulatory expense in the Condensed Consolidated Statements of Income (Loss) for the three months ended December 31, 2016.
(5)	For the three months ended December 31, 2016, we recorded $12 million in accelerated expense due to the retirement of the company’s former CEO for equity awards previously granted.
(6)	For the three months ended December 31, 2016, we established a sublease loss reserve on space we currently occupy due to excess capacity.

Nasdaq, Inc.

Total Variance Impact Analysis

(in millions)

(unaudited)

	Three Months Ended		Total Variance		Organic Impact		Acquisition Impact (1)		FX Impact @ Prior Year Rates (2)
	March 31, 2017	March 31, 2016	$	%	$	%	$	%	$	%
Corporate Services	$160	$143	$17	12%	$2	1%	$16	11%	$(1)	(1%)
Information Services	138	133	5	4%	3	2%	2	2%	—	—
Market Technology	67	57	10	18%	10	18%	1	2%	(1)	(2%)

Total non-trading segment revenues	$365	$333	$32	10%	$15	5%	$19	6%	$(2)	(1%)

(1)	Acquisition impact reflects the inclusion of revenues from the 2016 acquisitions of Nasdaq CXC, Marketwired L.P., Boardvantage, Inc. and ISE.
(2)	In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Market Services
Equity Derivative Trading and Clearing
U.S. Equity Options
Total industry average daily volume (in millions)	14.6	14.4	15.3
Nasdaq PHLX Options Market matched market share	17.1%	15.7%	16.1%
The Nasdaq Options Market matched market share	9.5%	8.6%	7.1%
Nasdaq BX Options Market matched market share	0.7%	0.7%	0.9%
Nasdaq ISE Options Market matched market share (1)	9.5%	11.2%	—
Nasdaq GEMX Options Market matched market share (1)	5.6%	2.8%	—
Nasdaq MRX Options Market matched market share (1)	0.1%	0.2%	—

Total matched market share executed on Nasdaq’s exchanges	42.5%	39.2%	24.1%

Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts(2)	338,463	332,410	452,178

Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	6.84	7.06	8.56
Matched share volume (in billions)	74.7	76.4	93.7
The Nasdaq Stock Market matched market share	14.0%	13.6%	14.9%
Nasdaq BX matched market share	2.7%	2.6%	2.0%
Nasdaq PSX matched market share	0.9%	1.0%	1.0%

Total matched market share executed on Nasdaq’s exchanges	17.6%	17.2%	17.9%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	34.9%	34.2%	31.9%

Total market share(3)	52.5%	51.4%	49.8%

Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades	507,647	492,836	525,857
Total average daily value of shares traded (in billions)	$4.8	$4.8	$5.7
Total market share executed on Nasdaq’s exchanges	66.8%	65.1%	62.5%

Fixed Income and Commodities Trading and Clearing
Total U.S. Fixed Income
U.S. fixed income notional trading volume (in billions)	$5,041	$5,465	$5,968

Nasdaq Nordic and Nasdaq Baltic fixed income
Total average daily volume fixed income contracts	112,004	92,133	101,470

Commodities
Power contracts cleared (TWh)(4)	379	461	420

Corporate Services
Initial public offerings
Nasdaq	17	25	10
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	11	24	8

New listings
Nasdaq(5)	42	83	47
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(6)	16	31	14

Number of listed companies
Nasdaq(7)	2,890	2,897	2,852
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(8)	910	900	847

Information Services
Number of licensed ETPs	306	298	226
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$138	$124	$105

Market Technology
Order intake (in millions)(9)	$47	$136	$22
Total order value (in millions)(10)	$777	$777	$783

(1)	Matched market share for Nasdaq ISE, Nasdaq GEMX and Nasdaq MRX is not disclosed for the three months ended March 31, 2016 since Nasdaq’s acquisition of ISE closed on June 30, 2016.
(2)	Includes Finnish option contracts traded on EUREX Group.
(3)	Includes transactions executed on Nasdaq’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.
(4)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(5)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed exchange traded products, or ETPs.
(6)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(7)	Number of total listings on Nasdaq at period end, including 332 separately listed ETPs at March 31, 2017, 327 at December 31, 2016 and 241 at March 31, 2016.
(8)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(9)	Total contract value of orders signed during the period.
(10)	Represents total contract value of orders signed that are yet to be recognized as revenue.